Exhibit 23.2

January 12, 2024

To:	BAIYU Holdings, Inc.
139, Xinzhou 11th Street
Futian District, Shenzhen
Guangdong, 518000
People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm in the Company’s registration statement on Form S-3 (filing No. 333-273676) filed with the Securities and Exchange Commission (the “SEC”) (together with any amendments or supplements thereto, the “Registration Statement”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

By：	/s/ Tahota (Beijing) Law Firm
Tahota (Beijing) Law Firm